Form 10-K, Exhibit 13
period 1995-12-31
LSB BANCSHARES INC /NC/
filed 1996-03-28
CIK 714530

                                                                      EXHIBIT 13

SUMMARY OF SELECTED FINANCIAL DATA

LSB Bancshares, Inc.





                                                                                      Years Ended December 31
(In Thousands, expect per share data and ratios)            1995         1994         1993           1992        1991      1990
---------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
  Interest income..................................        $28,051      $24,393      $22,916        $24,468    $26,917    $28,023
  Interest expense.................................         11,448        8,695        8,048          9,931     14,566     16,170
                                                           -------      -------      -------        -------    -------    -------
  Net interest income..............................         16,603       15,698       14,868         14,537     12,351     11,853
  Provision for loan losses........................            252          219          941            843      1,041        250
                                                           -------      -------      -------        -------    -------    -------
  Net interest income
    after provision for loan losses................         16,351       15,479       13,927         13,694     11,310     11,603
  Noninterest income...............................          3,244        2,603        3,214          2,612      2,540      2,044
  Noninterest expense..............................         13,112       12,198       11,436         10,166      9,373      8,347
                                                           -------      -------      -------        -------    -------    -------
  Income from continuing operations before
    income taxes...................................          6,483        5,884        5,705          6,140      4,477      5,300
  Income taxes.....................................          1,701        1,422        1,349          1,736        947      1,226
                                                           -------      -------      -------        -------    -------    -------
  Net income.......................................        $ 4,782      $ 4,462      $ 4,356        $ 4,404    $ 3,530    $ 4,074
                                                           =======      =======      =======        =======    =======    =======
  Cash dividends declared..........................        $ 2,061      $ 1,876      $ 1,766        $ 1,620    $ 1,512    $ 1,377
                                                           =======      =======      =======        =======    =======    =======
SELECTED YEAR-END ASSETS
AND LIABILITIES
  Investment securities............................       $108,968     $109,912      $90,614        $94,451    $93,023    $80,132
  Loans, net of unearned income....................        226,667      205,252      196,172        183,878    171,033    168,876
  Assets...........................................        375,026      357,092      342,980        323,490    312,975    305,573
  Deposits.........................................        323,289      309,906      296,903        281,291    273,782    266,827
  Shareholders' equity.............................         48,110       44,475       42,036         39,289     36,417     34,399

RATIOS (AVERAGES)
  Net income to total assets.......................           1.30%        1.27%        1.32%          1.38%      1.14%      1.38%
  Net income to shareholders' equity...............          10.34        10.29        10.69          11.62       9.98      12.35
  Dividend payout ratio............................          43.09        42.05        40.52          36.78      42.83      33.80
  Shareholders' equity to total assets ratio.......          12.61        12.34        12.32          11.91      11.40      11.15

PER SHARE DATA*
  Net income.......................................       $   1.11     $   1.05      $  1.03       $   1.04   $   0.84   $   0.97
  Cash dividends declared..........................            .48          .44          .42            .38        .36        .33
  Book value at year end...........................          11.19        10.42          9.9           9.28       8.62       8.15

(*) Per share data have been restated in this table to give effect to the five-for-four stock splits paid March 31, 1994, March 31, 1992 and April 16, 1990.

AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS



Table 1
Fully taxable equivalent basis (1) (In Thousands)

                                             1995                              1994                           1993
                                           Interest                           Interest                      Interest
                               Average      Income    Average    Average       Income   Average   Average    Income     Average
                               Balance     Expense   Yield/Rate  Balance      Expense  Yield/Rate Balance   Expense    Yield/Rate
                               ----------------------------------  ---------------------------------- ------------------------------
Earning assets:
  Loans and leases
    receivable, net (2).....  $214,380       $20,290    9.46%     $202,589       $17,245       8.51%   $189,773   $16,080     8.47%

  Investment securities:
    Taxable.................    76,433         4,767    6.24        69,858         4,263       6.10      63,950     4,330     6.77
    Tax exempt..............    30,295         2,725    8.99        29,617         2,788       9.41      27,582     2,730     9.90
    Federal funds sold......    18,256         1,066    5.84        22,579           943       4.18      20,737       611     2.95
                               -------       -------               -------        ------                -------    ------
    Total earning assets....   339,364        28,848    8.50       324,643        25,239       7.77     302,042    23,751     7.86

Non-earning assets:
  Cash and due from banks...    15,618                              15,576                               17,884
  Premises and equipment....     8,883                               9,316                                9,191
  Other assets..............     5,660                               4,673                                4,557
  Reserve for loan losses...    (2,686)                             (2,789)                              (2,935)
                               -------       -------               -------        ------                -------    ------
    Total assets............  $366,839       $28,848              $351,419       $25,239               $330,739   $23,751
                              ========       =======              ========       =======               =========  ========
Interest-bearing liabilities:
  Savings and time
    deposits................  $278,525       $11,402    4.09%     $265,716       $ 8,622       3.24%   $251,502   $ 7,987     3.18%

  Federal funds purchased
    and securities sold
    under agreements to
    repurchase..............     1,262            46    3.65         2,317            73       3.15       2,009        61     3.04
                               -------       -------               -------        ------                -------    ------
    Total interest-
      bearing liabilities...   279,787        11,448    4.09       268,033         8,695       3.24     253,511     8,048     3.17

Other liabilities and
  shareholders' equity:
  Demand deposits...........    38,925                              38,203                               34,653
  Other liabilities.........     1,882                               1,830                                1,815
  Shareholders' equity......    46,245                              43,353                               40,760
                               -------       -------               -------        ------                -------    ------
    Total liabilities and
      shareholders'
      equity................  $366,839       $11,448              $351,419       $ 8,695               $330,739   $ 8,048
                              ========       =======              ========        ======               =========   ======
Net interest income and
  net interest margin (3)...                 $17,400    5.13%                    $16,544       5.10%              $15,703     5.20%
                                             =======   ======                    =======      ======              =======     =====

  Interest rate spread (4)..                            4.41%                                  4.53%                          4.69%
                                                        =====                                  =====                          =====


(1)Income related to securities and loans exempt from federal income taxes is stated on a fully taxable-equivalent basis, assuming a federal income tax rate of 34%, and is then reduced by the non-deductible portion of interest expense.
(2)The average loans and leases receivable balances include non-accruing loans. Loan fees of $495, $574 and $663 for 1995, 1994 and 1993, respectively, are included in interest income.
(3)Net interest margin is computed by dividing net interest income by average earning assets.
(4)Earning assets yield minus interest-bearing liability rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS AND FINANCIAL CONDITION


Management's discussion as presented herein provides an overview of the changes in financial condition and results of operation for LSB Bancshares, Inc. ("Bancshares") and its wholly-owned subsidiary, Lexington State Bank ("LSB") for the years 1995, 1994 and 1993. The consolidated financial statements also include the accounts and results of operations of LSB's wholly-owned subsidiaries, Peoples Finance Company of Lexington, Inc. ("Peoples Finance") and LSB Financial Services, Inc. ("LSB Financial Services"). This discussion and analysis is intended to provide pertinent information in the areas of liquidity, capital resources, results of operation, financial position, asset quality and interest sensitivity. It should be read in conjunction with the audited financial statements, footnotes and supplemental tables provided herein.

                                   SUMMARY

Bancshares had net income for the year ended December 31, 1995 of $4,782,000 compared to $4,462,000 in 1994 and $4,356,000 in 1993. Net income for 1995 increased $320,000 or 7.2% compared to 1994, following an increase of $106,000 or 2.4% in 1994 compared to 1993.

Return on average assets for 1995 was 1.30% compared to 1.27% in 1994 and 1.32% in 1993. Bancshares' return on average shareholders' equity for 1995 was 10.34% compared to 10.29% for 1994 and 10.69% for 1993.

Earnings per share of $1.11 for 1995 was up 5.7% compared to $1.05 per share for 1994. Earnings per share increased 1.9% in 1994 from the $1.03 earned in 1993.

Growth in net interest income improved slightly in 1995 compared to 1994, following a modest gain over 1993. The interest rate environment which caused interest margins to decline in 1994 continued to apply pressure on interest margins for much of 1995. Interest rates continued to climb the first half of 1995 and declined only slightly during the last half of the year.

The increase in net interest income in 1995 was $905,000 or 5.8% compared to $830,000 or 5.6% in 1994. The loan loss provision necessary to maintain an adequate reserve was increased only marginally in 1995 compared to 1994. Noninterest income rebounded in 1995 with an increase of $641,000 or 24.6% over 1994, which was down $611,000 or 19.0% over 1993 as the result of losses experienced in the mortgage loan portfolio LSB carried for sale to the Federal Home Loan Mortgage Corporation ("Freddie Mac"). On the other hand, the increase in noninterest expense in 1995 of $914,000 or 7.5% was somewhat larger than the $762,000 or 6.7% increase experienced in 1994.

Asset growth remained modest in 1995, with a gain of $17,934,000 or 5.0% compared to an increase of $14,112,000 or 4.1% in 1994. Deposit growth was also modest in 1995, with an increase of $13,383,000 or 4.3% compared to a gain of $13,003,000 or 4.4% in 1994 over 1993. Loan growth increased at a good pace in 1995 with gains of $21,415,000 or 10.4% compared to 1994, which was up $9,080,000 or 4.6% from 1993.

                               ASSET/LIABILITY
                                  MANAGEMENT

The objectives of asset/liability management are to ensure long-range profitability performance and minimize risk, adhere to proper liquidity and maintain sound capital. To meet these goals, the process of asset/liability management monitors the exposure to interest rate risk, balance sheet trends, pricing policies and liquidity position.

VOLUME AND RATE VARIANCE ANALYSIS

                                                               1995                                         1994
TABLE 2
Fully Taxable Equivalent Basis(1) (In Thousands)      Volume        Rate           Total        Volume         Rate           Total
                                                    Variance(2) Variance(2)     Variance      Variance(2)  Variance(2)     Variance
                                                    -------------------------------------   ----------------------------------------
Interest income:
Loans receivable....................................  $1,043    $  2,002         $ 3,045        $  994       $  171         $ 1,165
Taxable.............................................     405          99             504           381         (448)            (67)
Tax exempt..........................................      63        (126)            (63)          196         (138)             58
Federal funds sold..................................    (204)        327             123            58          274             332
                                                      ------     -------         -------        ------       ------         -------
    Total interest income...........................   1,307       2,320           3,609         1,629         (141)          1,488
                                                      ------     -------         -------        ------       ------         -------
Interest expense:
Savings and time deposits...........................     431       2,349           2,780           476          159             635
Federal funds purchased and securities sold under
  agreements to repurchase..........................      37          10             (27)           10            2              12
                                                      ------     -------         -------        ------       ------         -------
     Total interest expense.........................     394       2,359           2,753           486          161             647
                                                      ------     -------         -------        ------       ------         -------
Increase (decrease) in net interest income..........  $  913     $   (57)        $   856        $1,143       $ (302)        $   841
                                                      ======     =======         =======        ======       ======         =======

(1) Income related to securties and loans exempt from federal income taxes is stated on a fully taxable-equivalent basis, assuming a federal income tax rate of 34%, and is then reduced by the non-deductible portion of interest expense.


(2) The volume/rate variance for each category has been allocated on a consistent basis between rate and volume variances, based on the percentage of rate, or volume, variance to the sum of the two absolute variances.

INTEREST SENSITIVITY ANALYSIS(1)


                                                                              December 31, 1995

TABLE 3                                                                                   Total
(In Thousands)                                         1-90      91-180     181-365   Sensitive          1-5        Over
                                                        Day         Day         Day      Within         Year      5 Year
                                                  Sensitive   Sensitive   Sensitive    One Year    Sensitive   Sensitive       Total
                                                  ---------------------------------------------------------------------------------
Interest-earning assets:

Loans, net of unearned income.................... $ 103,603    $ 19,594    $ 39,080   $ 162,277    $  56,109    $  8,282   $ 226,668
U.S. Treasury securities.........................     2,725       2,000       5,023       9,748       24,516                  34,264
U.S. government agencies obligations.............       248                   4,008       4,256       37,494                  41,750
Obligations of states and political subdivisions.       505       3,214         503       4,222        7,093      20,568      31,883
Federal Home Loan Bank...........................     1,071                               1,071                                1,071
Federal funds sold...............................    10,025                              10,025                               10,025
                                                  ---------    --------    --------   ---------    ---------    --------   ---------

     Total interest-earning assets............... $ 118,177    $ 24,808    $ 48,614   $ 191,599    $ 125,212    $ 28,850   $ 345,661
                                                  =========    ========    ========   =========    =========    ========   =========
Interest-bearing liabilities:

N.O.W. account deposits.......................... $  67,847                           $  67,847                            $  67,847
Money market deposits............................    58,799                              58,799                               58,799
Regular savings deposits.........................    33,248                              33,248                               33,248
Time deposits....................................    45,321    $ 26,930    $ 16,606      88,857    $  31,878                 120,735
Securities sold under agreements to repurchase
  and other borrowed-money.......................     1,494                               1,494                                1,494
                                                  ---------    --------    --------   ---------    ---------    --------   ---------

     Total interest-bearing liabilities           $ 206,709    $ 26,930    $ 16,606   $ 250,245    $  31,878               $ 282,123
                                                  =========    ========    ========   =========    =========    ========   =========
Interest sensitivity gap.........................
                                                  $ (88,532)   $ (2,122)   $ 32,008   $ (58,646)
Ratio of interest-sensitive assets/
  interest-sensitive liabilities  ...............       .57         .92        2.93         .77


(1) Interest sensitivity is computed using assets and liabilities having interest rates that can be adjusted during the period indiciated.


Balance sheet composition and interest rate movements produce the biggest effect on profitability and performance. Asset/liability management evaluates the impact on corporate goals of interest rate trends, market conditions and the general economic environment. To meet the objectives of profitability and performance while minimizing risk, proportionate balances are sought within earning assets and interest-bearing liabilities. Full discussion of the effects of these respective portfolios on 1995's performance can be found under the headings of earning assets and interest-bearing liabilities.

Asset/liability management seeks to minimize the risk of interest rate movements by matching the maturities and repricing opportunities of interest-sensitive assets and liabilities. The interest sensitivity schedule analyzing the interest rate risk as of December 31, 1995 is presented in Table
3. As interest sensitivity is continually changing, the table reflects LSB's balance sheet position at one point in time and is not necessarily indicative of its position on other dates. On December 31, 1995, the one-year cumulative interest sensitivity gap was a negative $58,646,000, for a ratio of interest-sensitive assets to interest-sensitive liabilities of .77.

Asset/liability management also addresses liquidity positioning. Liquidity management is required in order to fund current and future extensions of credit, meet deposit withdrawals, maintain reserve requirements and otherwise sustain operations. As such, it is related to interest rate sensitivity management, in that each is affected by maturing assets and liabilities. While interest sensitivity management is concerned with repricing intervals of assets and liabilities, liquidity management is concerned with the maturities of those respective balances. An appropriate liquidity position is further accomplished through deposit growth and access to sources of funds other than deposits, such as the federal funds market. Traditionally, LSB has been a seller of excess investable funds in the federal funds market and uses these funds as a part of its liquidity management. Net cash provided by operating activities, a primary source of liquidity, was $4,579,000 in 1995 compared to $4,305,000 in 1994 and $8,492,000 in 1993. Details of cash flows for the years 1995, 1994 and 1993 are provided in the Consolidated Statements of Cash Flows.

                              NET INTEREST INCOME

Interest rates, which began to increase in 1994, made one more upward adjustment in February of 1995 before beginning to decline. The decline in interest rates in 1995 was gradual, with the prime interest rate adjusting 25 basis points in both July and December. The prime interest rate, which is used as an interest rate indicator by banks, made three adjustments in 1995, following five increases in 1994 and remaining unchanged in 1993.

The changing interest rate environment of 1995 resulted in a 12 basis point decline in LSB's interest rate spread compared to a 16 basis point decline in 1994 and a four basis point gain in 1993. This placed the interest spread at 4.41% for 1995 compared to 4.53% for 1994 and 4.69% for 1993. Table 1 provides an average

SUMMARY OF INVESTMENT SECURITIES PORTFOLIO

TABLE 4                                              December 31, 1995         December 31, 1994        December 31, 1993
(In Thousands)                                    Carrying        Market    Carrying       Market     Carrying       Market
                                                     Value         Value       Value        Value        Value        Value
                                                  ----------------------    ---------------------     ---------------------

U.S. Treasury Securities.......................   $ 34,265      $ 34,394    $ 40,684     $ 39,731     $ 36,559     $ 37,687
U.S. government agencies obligations...........     41,749        41,731      39,176       37,863       26,562       27,066
Obligations of state and political
  subdivisions.................................     31,883        33,529
Federal Home Loan Bank.........................      1,071         1,071      30,052       30,112       27,493       30,180
                                                  --------      --------    --------     --------     --------     --------
    Total securities...........................   $108,968      $110,725    $109,912     $107,706     $ 90,614     $ 94,933
                                                  ========      ========    ========     ========     ========     ========

(1) As of the latest reported period, the registrant is not aware of any issuer, and the aggregate book value and aggregate market value of the securities of such issuer, when the aggregate book value of such securities exceeds 10% of the registrant's shareholders'equity.



balance and net interest income analysis for the years 1995, 1994 and 1993.

The net interest margin, also shown in Table 1, is computed by dividing net interest income by average earning assets and provides an indication of LSB's efficiency in generating income from earning assets. With the moderate interest rate changes in 1995, LSB's net interest margin increased three basis points to 5.13% from the 5.10% posted in 1994. Increased loan volume at improved interest yields produced an improved volume and rate variance compared to 1994 and thereby significantly contributed to the gain in LSB's net interest income. The gain in net interest income for 1995 was $856,000 or 5.2% compared to a gain of $841,000 or 5.4% in 1994. A more detailed discussion of the volume and rate variance is held under the sections of Earning Assets and Interest-Bearing Liabilities. An analysis of volume and rate variance is presented in Table 2.

Interest rates on interest-bearing liabilities in 1995 increased 85 basis points, while the interest yields on earning assets increased 73 basis points. Interest expense for the current year increased $2,753,000 or 31.7%, while interest income increased $3,609,000 or 14.6%.

INVESTMENT SECURITIES
PORTFOLIO MATURITY SCHEDULE


TABLE 5                                       December 31, 1995
(In Thousands)                           Carrying         Weighted
                                            Value    Average Yield(1)
                                         -------------------------
U.S. Treasury securities:
  Within one year......................  $  9,747         $  6.76%
  One to five years....................    24,517            6.60
                                         --------
    Total..............................    34,264            6.64
                                         --------
U.S. government agencies obligations:
  Within one year......................     4,255            8.01
  One to five years....................    37,495            6.65
                                         --------
    Total..............................    41,749            6.78
                                         --------

Obligations of states and political
subdivisions:
  Within one year......................     4,221            11.95
  One to five years....................     7,094            10.68
  Five to ten years....................     9,922            10.10
  After ten years......................    10,646             8.69
                                         --------
    Total..............................    31,883             9.99
                                         --------
Federal Home Loan Bank.................     1,071             7.25

Total portfolio........................  $108,968             7.69
                                         ========

(1) Income related to securities and loans from federal income taxes is stated on a fully taxable-equivalent basis, assuming a federal income tax rate of 34%, and is then reduced by the non-deductible portion of interest expense.




                                EARNING ASSETS

As reported in Table 1, the gain in average earning assets for 1995 was somewhat less than that of the previous year. Total earning assets for 1995 increased $14,721,000 or 4.5% compared to 1994, which posted a gain of $22,601,000 or 7.5% over 1993. The 1993 gain in earning assets was $9,053,000 or 3.1%.

Growth in the loan portfolio in 1995 was similar to that experienced in 1994. The average balance of the loan portfolio for 1995 increased $11,791,000 or 5.8% compared to gains of $12,816,000 or 6.8% in 1994 and $12,212,000 or 6.9%
in 1993. As shown in Table 2, the 1995 increase in loan balances accounted for an income gain related to volume of $1,043,000 compared to 1994's gain of $994,000. The positive rate variance in 1995 of $2,002,000 resulted from the significant increase of 95 basis points in average loan yields.

Average volumes of taxable investment securities were increased in 1995. As shown in Table 2, this produced a positive volume variance of $405,000. Yields on these investments increased a marginal 14 basis points in 1995, creating a positive rate variance of $99,000. Average volumes of tax exempt investment securities were increased $678,000 in 1995. This resulted in a positive volume variance of $63,000, as shown in Table 2. The yield on tax exempt investment securities declined 42 basis points, producing a negative rate variance of $126,000. To fund the growth in the loan portfolio, the average funds invested in federal funds sold were reduced $4,323,000. This produced a negative volume variance of $204,000. Yields on these investments increased 66 basis points in 1995, creating a positive rate variance of $327,000. As of the latest reported period, the registrant is not aware of any issuer, and the aggregate book value and aggregate market value of the securities of such issuer, when the aggregate book value of such securities exceeds ten percent of the registrant's shareholders' equity.

AVERAGE TOTAL DEPOSITS

TABLE 6                                     1995                           1994                        1993
(In Thousands)                       Average       Average            Average Average            Average     Average
                                     Balance          Rate            Balance    Rate            Balance        Rate
                                   -------------------------        -------------------        ----------------------
Demand deposits...............     $  38,925                         $ 38,203                   $ 34,653
N.O.W. account deposits.......        61,669          2.85%            38,765    2.13%            32,517        2.27%
Money market deposits.........        63,566          3.63             81,815    2.96             80,999        2.74
Regular savings deposits......        33,897          2.59             32,912    2.67             28,501        2.58
Time deposits.................       119,393          5.41            112,224    4.00            109,485        3.92
                                   ---------                         --------                   --------
  Total deposits (1)..........     $ 317,450                         $303,919                   $286,155
                                   =========                         ========                   ========

                                                                December 31, 1995
                                                     Over 3            Over 6
                                       3 Months     Through           Through        Over 23
                                       Or Less     6 months         12 months         Months                    Total
                                      -------------------------------------------------------------------------------
Time deposit maturity schedule:(2)
Time deposits of $100,000 or more..   $  13,583      $7,384            $1,756           $255                  $22,978

(1) The bank has no deposits in foreign offices.
(2) The bank has no other time deposits of $100,000 or more issued by domestic offices.

INTEREST-BEARING LIABILITIES

The gain in average interest-bearing liabilities for 1995 was not quite as large as that of the previous year. The volume increase in interest-bearing liabilities for 1995 was $11,754,000 or 4.4% compared to increases of $14,522,000 or 5.7% in 1994 and $4,283,000 or 1.7% in 1993. Interest rates paid on liabilities increased 85 basis points in 1995, compared to an increase of seven basis points in 1994 and a decline of 81 basis points in 1993. The majority of LSB's interest-bearing liabilities consist of savings and time deposits. The increase in these deposits for 1995 was $12,809,000 or 4.8%, compared to gains of $14,214,000 or 5.7% in 1994 and $3,494,000 or 1.4% in
1993. The volume variance, shown in Table 2, produced by 1995's gain in interest-bearing deposits, was $431,000. The dramatic increase in interest rates paid in 1995 produced a rate variance of $2,349,000.

Securities sold under agreements to repurchase account for a small proportion of total interest-bearing liabilities. The average volume of these liabilities declined $1,055,000 or 45.5% in 1995, while the interest rate paid increased 50 basis points. The total variance in these liabilities for 1995 was a negative $27,000.

Average deposits are presented in Table 6 by type and rate for the years 1995, 1994 and 1993. Average interest rates paid on interest-bearing deposits increased from 1994 to 1995, with the exception of regular savings deposits. The most dramatic increase was in time deposit interest rates which increased 141 basis points in 1995 after a very modest increase of eight basis points in 1994 and a decline of 88 basis points in 1993. N.O.W. account interest rates increased 72 basis points in 1995 following a decline of 14 basis points in 1994 and a decline of 49 basis points in 1993. The average rate paid on money market deposits increased 67 basis points in 1995, following an increase of 22 basis points in 1994 and a decline of 65 basis points in 1993. Interest rates on regular savings deposits dropped eight basis points in 1995 following an increase of nine basis points in 1994 and a drop of 65 basis points in 1993.

LSB experienced growth in each deposit category in 1995. Time deposits increased $7,169,000 or 6.4% in 1995 following a modest increase of $2,739,000 or 2.5% in 1994 and a decline of $7,072,000 or 6.1% in 1993. During 1995, certain large municipal deposit accounts transferred from money market to N.O.W. accounts, adjusting these two categories by approximately $20 million dollars. Taking this adjustment into consideration, the growth in money market accounts in 1995 was 2.1% and the growth in N.O.W. accounts was 7.5%. Money market deposits gained $816,000 or 1.0% in 1994, compared to a 1993 gain of $2,005,000 or 2.5%. N.O.W. account deposits gained $6,248,000 or 19.2% in
1994, compared to a 1993 gain of $4,511,000 or 16.1%. Regular savings accounts posted a modest gain of $985,000 or 3.0% in 1995 compared to an increase of $4,411,000 or 15.5% in 1994 and an increase of $4,050,000 or 16.6% in 1993.

                             CAPITAL RESOURCES AND
                             SHAREHOLDERS' EQUITY

Deregulation continues to place burdens on the banking industry's capital position. Within this environment of regulatory change, sound capital adequacy continues to represent a major safety factor for both shareholders and depositors. A well-capitalized financial institution can withstand the pressures of an uncertain economy. It is also in an excellent position to maximize growth opportunities as economic conditions improve. It is primarily this safety factor that governmental regulators look for.

Regulatory guidelines require minimum levels of capital based on a risk weighting of each asset category and off balance sheet contingencies. At December 31, 1995, based on these measures, Bancshares' ratio for Tier 1 capital was 21.09% compared to the regulatory minimum risk-based capital ratio requirement of 4%. Bancshares' Tier 2 capital ratio at this date was 22.29% compared to the regulatory requirement of 8%.

SUMMARY OF LOAN PORTFOLIO

TABLE 7
(In Thousands)                                      1995           1994         1993           1992            1991
                                                --------------------------------------------------------------------------
Loans secured by real estate:
Secured by real estate, excluding
  loans secured by 1-4 family
  residences.............................       $ 39,429       $ 42,811     $ 43,144       $ 41,181       $  36,901
Revolving credit secured by 1-4
  family residences......................         22,066         18,699       17,983         16,832          16,221
Other loans secured by 1-4 family
  residences.............................         81,365         68,461       67,384         62,580          55,658
                                                --------       --------     --------       --------        --------
  Total loans secured by real estate.....        142,860        129,971      128,511        120,593         108,780
Commercial, financial and agricultural...         28,170         22,952       20,742         23,939          19,370
Installment loans to individuals.........         48,107         44,943       41,949         34,852          39,933
All other loans..........................          7,531          7,386        4,970          4,494           2,950
                                                --------       --------     --------       --------        --------
  Total loans, net of unearned income*...       $226,668       $205,252     $196,172       $183,878        $171,033
                                                ========       ========     ========       ========        ========

(*) The bank has no foreign loan activity.


MATURITY SCHEDULE OF LOANS (1)

                                                                             December 31, 1995

                                                                Commercial
                                                            and Industrial          Mortgage                Total
                                                            -----------------------------------------------------
Due in 1 year or less.............................              $   49,836         $  27,167              $77,003
Due after 1 year through
  5 years:
    Fixed interest rates..........................                  12,787             15,722               28,509
    Floating interest rates.......................                   8,163             16,091               24,254

Due after 5 years:
    Fixed interest rates..........................                   1,372              6,884                8,256
    Floating interest rates.......................                   2,823             36,851               39,674

(1) Excluding installment loans.




In January of 1996, the Board of Directors announced a five-for-four stock split payable February 15, 1996. This will add approximately one million shares to Bancshares' outstanding stock. During 1995, capital stock issued under Bancshares' stock option benefit plan added 31,376 shares to the company's outstanding capital stock.

In 1995, Bancshares' Board of Directors voted to increase the quarterly cash dividend to 12 cents per share, an increase of 9.1% over the previously stated
quarterly rate.   Total cash dividends declared as a percentage of net income amounted to 43.09% in 1995 compared to 42.05% in 1994 and 40.52% in 1993. In 1995, shareholders' equity increased 5.8% compared to 7.0% in 1994 and 7.9% in 1993.

The number of shareholders holding Bancshares stock increased slightly to 1,916 at December 31, 1995 compared to 1,911 at December 31, 1994. Participants in Bancshares' dividend reinvestment plan total 996, representing 52.0% of total shareholders. The total number of shares that are 100% reinvestment of dividends are 1,034,154 shares or 24.1% of the outstanding stock.

                              NONINTEREST INCOME

Noninterest income for 1995 increased $641,000 or 24.6% compared to a decrease of $611,000 or 19.0% in 1994 and an increase of $602,000 or 23.0% in 1993. A large part of the 1995 increase results from the absence of the losses sustained in 1994 from mortgages LSB carried for sale to Freddie Mac in the secondary market. These mortgages were marked held for sale at the lower of cost or market value in accordance with the Financial Accounting Standards Board Statement No. 65 (SFAS 65), "Accounting for Certain Mortgage Banking Activities".

Service charges on deposit accounts remained virtually unchanged in 1995 compared to 1994. The 1994 increase in service charges on deposit accounts was $23,000 or 1.3%, while those in 1993 increased $83,000 or 4.9%. The gain in other operating income for 1995 was $310,000 or 27.9% compared to an increase of $58,000 or 5.5% in 1994 and an increase of $256,000 or 32.2% in 1993.
Financial statement Note 11 details material items contained in other operating
income.   Other items contributing to the 1995 gain in other operating income were: services fees of $92,000 generated by LSB Financial Services, short term lease income of $118,000 from other real estate property owned and $35,000 of dividend income from the Federal Home Loan Bank, which LSB joined in the third quarter of 1995. Credit card fee income increased $68,000 or 31.1% in 1995 compared to an increase of $54,000 or 32.7% in 1994.

                              NONINTEREST EXPENSE

Total noninterest expense for 1995 increased $914,000 or 7.5% compared to $762,000 or 6.7% in 1994 and $1,270,000 or 12.5% in 1993.

Personnel expense represented the largest dollar increase of noninterest expense. Personnel expense, consisting of both employee salaries and benefits, increased $523,000 or 7.5% in 1995 compared to $385,000 or 5.9% in 1994 and
$648,000 or 11.0% in 1993. In 1995, full-time equivalent employees totaled 250, for a net decrease of five employees in the current year compared to a gain of two employees in 1994 and a gain of four employees in 1993.

Occupancy expense increased $22,000 or 2.9% in 1995 compared to a decrease of $12,000 or 1.6% in 1994 and an increase of $120,000 or 18.3% in 1993.
Equipment depreciation and maintenance expense was up $48,000 or 7.8% in 1995 compared to increases of $90,000 or 17.2% in 1994 and $143,000 or 37.7% in 1993.

The gain in other operating expenses in 1995 was $321,000 or 8.3% compared to gains of $299,000 or 8.4% in 1994 and $359,000 or 11.0% in 1993. Financial
statement Note 11 details the material items contained in other operating expenses. Automated services expense for 1995 was $761,000 compared to $765,000 in 1994 and $739,000 in 1993. Stationery, printing and supplies expense increased $41,000 or 8.3% in 1995 compared to an increase of $89,000 or 22.1% in 1994. This expense remained relatively unchanged in 1993 compared to 1992.

The Federal Deposit Insurance Corporation (FDIC) reduced its insurance premium assessment in the third quarter of 1995 and also issued a refund for overpayment of prior insurance premiums paid. Consequently, the FDIC assessment decreased $306,000 or 46.2% in 1995 compared to an increase of $32,000 or 5.1% in 1994 and an increase of $6,000 or 1.0% in 1993.

                  ASSET QUALITY AND PROVISION FOR LOAN LOSSES

The reserve for loan losses was $2,730,000 or 1.20% of loans outstanding at December 31, 1995 compared to $2,641,000 or 1.29% of loans outstanding at December 31, 1994. The provision for loan losses was increased $33,000 or 15.1% in 1995 compared to a decrease of $722,000 or 76.7% in 1994. Net charge offs for 1995 were $163,000 or .08% of average loans outstanding, compared to 1994 net charge offs of $353,000 or .17% of average loans. Additional information regarding the reserve for loan losses is contained in Table 8, "Analysis of Reserve for Loan Losses". Nonperforming assets increased at December 31, 1995, up $429,000 from December 31, 1994, and represented .67% of total assets. Nonperforming assets include nonaccrual loans, restructured loans, other real estate acquired through foreclosed properties and accruing loans ninety days or more past due. Nonaccrual loans totaling $1,040,000 at December 31, 1995 represented four loans secured by real estate and one commercial and industrial loan. Restructured loans at December 31, 1995 totaled $289,000. Accruing loans past due 90 days or more were $206,000 at December 31, 1995, a decrease of 80.1% from the level of $1,035,000 at December 31, 1994. The accrual of interest is generally discontinued on all loans that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security and the loan is

ANALYSIS OF RESERVE FOR LOAN LOSSES


TABLE 8                                                                                      As of Or For the Years Ended
(In Thousands)                                                                                       December 31

                                                                                     1995       1994       1993      1992      1991
                                                                                 --------------------------------------------------
  Average amount of loans outstanding, net of unearned income................... $214,380   $202,589   $189,723  $177,561  $169,106
  Amount of loans outstanding, net of unearned income...........................  226,668    205,252    196,172   183,878   171,033
Reserve for loan losses:
  Balance on January 1.......................................................... $  2,641   $  2,775   $  2,704  $  2,135  $  2,073
                                                                                 --------   --------   --------  --------  --------
  Loans charged off:
   Secured by real estate.......................................................       49          0          0        30         0
   Commercial and industrial....................................................       15        284        861       111       840
   Installment..................................................................      143        118        139       203       147
   Credit card..................................................................       56         28         19        26        30
                                                                                 --------   --------   --------  --------  --------
    Total charge-offs...........................................................      263        430      1,019       370     1,017
                                                                                 --------   --------   --------  --------  --------
  Recoveries of loans previously charged off:
   Secured by real estate.......................................................       11          7          0         0         0
   Commercial and industrial....................................................        0         10         62        42         1
   Installment..................................................................       75         45         74        42        31
   Credit card..................................................................       14         15         13        12         6
                                                                                 --------   --------   --------  --------  --------
    Total recoveries............................................................      100         77        149        96        38
                                                                                 --------   --------   --------  --------  --------
  Net loans charged off.........................................................      163        353        870       274       979
                                                                                 --------   --------   --------  --------  --------
  Provision for loan losses.....................................................      252        219        941       843     1,041
                                                                                 --------   --------   --------  --------  --------
  Balance on December 31........................................................ $  2,730   $  2,641   $  2,775  $  2,704  $  2,135
                                                                                 ========   ========   ========  ========  ========
  Ratio of net charge-offs of loans to average loans outstanding during the year.     .08%       .17%       .46%      .15%      .58%


NONPERFORMING ASSETS


TABLE 9
(In Thousands)

                                                                                     1995       1994       1993
                                                                                   ----------------------------
Nonaccrural loans:
 Secured by real estate........................................................    $  990     $    0     $1,284
 Commercial and industrial.....................................................        50          0          0

Restructured loans.............................................................       289          0          0

Other real estate acquired through foreclosed properties.......................       988      1,059         59

Accruing loans which are contractually past due 90 days or more................       206      1,035        472
                                                                                   ------     ------     ------

Total nonperforming assets.....................................................    $2,523     $2,094     $1,815
                                                                                   ======     ======     ======
Nonperforming assets to:
 Loans outstanding at end of year..............................................      1.11%      1.02%       .93%
 Total assets at end of year...................................................       .67        .59        .53

The loss of interest income associated with nonperforming loans at December 31:

                                                                                     1995       1994       1993
                                                                                   ----------------------------

Interest income that would have been recorded in accordance with
 original terms................................................................    $   17     $   71     $  162

Less interest income actually recorded.........................................         3          0         88
                                                                                   ------     ------     ------

Loss of interest income........................................................    $   14     $   71     $   74
                                                                                   ======     ======     ======



considered to be in the process of collection. Table 9, "Nonperforming Assets", discloses the components of nonperforming assets. At December 31, 1995, the reserve for loan losses was 1.08 times the nonperforming loans, down from 1.26 times the nonperforming loans at December 31, 1994. Based on the current loan portfolio and levels of current problem assets and potential problem loans, management believes the provision for loan losses to be adequate.

In management's judgement, the allocation of the reserve for loan losses for 1995 reflected in Table 10 accurately reflects the inherent risks associated with each of the various lending categories.

As a part of credit administration, management regularly reviews and grades its loan portfolio for purposes of determining asset quality and the need to make additional provisions for loan losses. The reserve for loan losses represents management's estimate of an amount adequate to provide for the risk of future losses inherent in the loan portfolio. In its on-going analysis of the reserve for loan losses and its adequacy, management considers LSB's historical loan loss experience, the economic risks associated with each of the lending categories, the amount of past due and nonperforming loans, underlying collateral values securing loans and credit concentrations or other factors which might affect potential credit losses.

LSB is also subject to regulatory examinations and determinations as to the adequacy of its reserve for loan losses, which may take into account such factors as the methodology used to calculate the reserve and the size of the reserve in comparison to peer banks identified by the regulatory agencies. During 1995, all credit relationships of $50,000 or more were reviewed as a part of LSB's credit administration. A review of large credits was conducted at a regulatory agency examination, and smaller credits were reviewed by an independent outside consultant. Neither of these latter two reviews revealed any material problem credits that had not been previously identified by management.

There are, however, additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy and factors affecting particular borrowers, management's judgement as to the adequacy of the reserve for loan losses is necessarily approximate and imprecise. In its oversight of the credit review process, management has not identified any undue economic risks associated with the various lending categories, nor any significant credit concentrations within these categories.

Loans classified for regulatory purposes as loss, doubtful, substandard or special mention that have not been disclosed in Table 9, "Nonperforming Assets", do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                                  INCOME TAXES

Bancshares' effective tax rate increased to 26.2% in 1995 from 24.2% in 1994 compared to 23.7% in 1993. Financial statement Note 7 provides a reconciliation between the amount of taxes computed using the statutory tax rate and the actual tax expense. The increase in Bancshares' effective tax rate for 1995 was primarily the result of higher taxable income.

                                   INFLATION

For financial institutions, the effects of inflation and governmental programs to control it tend to vary from non-bank companies. The impact is more likely to be felt by banking institutions in the interest rate associated with earning assets and interest-bearing liabilities. Reduced inflation tends to improve interest margins associated with interest-bearing assets and liabilities.

Broad-ranged economic conditions, such as inflation, and governmental efforts to spur economic growth, are difficult for individual companies to respond to effectively. Consistent long-term management is the key to dealing with such conditions. The objective of management in such times is to remain positioned for growth when the economy rebounds. Management seeks to do this through its long-range budget and profit-planning process.

                        ACCOUNTING AND REGULATORY ISSUES

In May 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS 121 establishes accounting standards for the impairment of long-lived assets (i.e., plant or fixed assets), to certain identifiable intangibles, to goodwill related to those assets to be held and used, and to long-lived assets and certain identifiable intangible assets to be disposed of. Under the Statement, long-lived assets and certain identifiable intangibles are required to be separated into two categories for purposes of accounting for an impairment of assets - those to be held and used and those to be disposed of. Assets to be held and used are to be reviewed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss occurs when the sum of the expected future cash flows, not discounted and without interest charges, is less than the carrying amount of the assets. Under SFAS 121, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of that are subject to the reporting requirements of APB-30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", are to be measured at the lower of carrying amount or net realizable value. Long-lived assets to be disposed of that are not subject to APB-30 requirements are to be accounted for at the lower of carrying amount or fair value less cost to sell when management has committed to a plan to dispose of the assets. SFAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995. The effect on Bancshares' financial position and operating results from the adoption of SFAS 121 is anticipated to be immaterial.

In May 1995, FASB issued Statement No. 122 ("SFAS 122"), "Accounting for Mortgage Servicing Rights". SFAS 122 is an amendment to SFAS 65, "Accounting for Certain Mortgage Banking Activities". SFAS 122 amends SFAS 65 to eliminate the accounting distinction between rights to service mortgage loans that are acquired through loan origination and those acquired through purchase. Among other matters, SFAS 122 requires that an entity recognize as separate assets rights to service mortgage loans for others however those servicing rights are acquired. This amendment to SFAS 65 eliminates the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. Under SFAS 122, servicing rights would be calculated based on the present value of the fair market value of the servicing fees, with consideration given to any prepayment assumptions and amortization over the life of the loan. While this would be an addition to income at the time of the sale of a mortgage, it would be a reduction to income over the life of the loan and at the time a sold mortgage pays off early. SFAS 122 also amends SFAS 65 regarding the evaluation and measurement of impairment of capitalized mortgage servicing rights. As amended, mortgage servicing rights are to be stratified based on one or more of the predominant risk characteristics of the underlying loans - loan type, size, note rate, date of origination, term and geographic location. The amount

ALLOCATION OF RESERVE FOR LOAN LOSSES*


TABLE 10                            1995                1994                1993                 1992                  1991
(In Thousands)                           Loans               Loans               Loans                Loans                 Loans
                                             %                   %                   %                    %                     %
                                         Total               Total               Total                Total                 Total
                              Amount     Loans    Amount     Loans    Amount     Loans     Amount     Loans     Amount      Loans
                              ----------------    ----------------    ----------------     ----------------     -----------------
Commercial..................  $1,297     33.1%    $1,254     29.7%    $1,330     27.3%     $1,682     28.2%     $1,018      25.4%

Mortgage....................     642     45.3        620     46.9        625     49.6         635     50.0         407      50.1

Installment.................     675     20.4        652     22.3        682     22.1         287     21.8         610      24.5

Credit card.................      26      1.2         25      1.1         28      1.0

Unallocated.................      90                  90                 110                  100                  100
                              ------    -----     ------    -----     ------    -----      ------    -----      ------     -----

           Total............  $2,730    100.0%    $2,641    100.0%    $2,775    100.0%     $2,704    100.0%     $2,135     100.0%
                              ======    =====     ======    =====     ======    =====      ======    =====      ======     =====


(*)The reserve for loan losses has been allocated only on an approximate basis.
   The entire amount of the reserve is available to absorb losses occurring in any category. The allocation is not necessarily indicative of future losses.

QUARTERLY FINANCIAL DATA


TABLE 11                                              December 31, 1995                              December 31, 1994
(In Thousands except per share data)      1st Qtr    2nd Qtr    3rd Qtr    4th Qtr       1st Qtr    2nd Qtr    3rd Qtr    4th Qtr
                                          ----------------------------------------       ----------------------------------------
Interest income.........................   $6,638     $6,971     $7,230     $7,212        $5,714     $5,968     $6,208     $6,503
Interest expense........................    2,651      2,874      2,992      2,931         1,899      1,985      2,256      2,555
                                           ------     ------     ------     ------        ------     ------     ------     ------

Net interest income.....................    3,987      4,097      4,238      4,281         3,815      3,983      3,952      3,948
Provision for loan losses...............       63         63         63         63            66         26         81         46
                                           ------     ------     ------     ------        ------     ------     ------     ------

Net interest income after
  provision for loan losses.............    3,924      4,034      4,175      4,218         3,749      3,957      3,871      3,902
                                           ------     ------     ------     ------        ------     ------     ------     ------

Noninterest income......................      736        755        804        949           700        482        685        736
                                           ------     ------     ------     ------        ------     ------     ------     ------

Noninterest expense.....................    3,294      3,355      3,208      3,255         3,018      3,008      3,110      3,062
                                           ------     ------     ------     ------        ------     ------     ------     ------

Income before income taxes..............    1,366      1,434      1,771      1,912         1,431      1,431      1,446      1,576
Income taxes............................      328        345        468        565           341        338        342        401
                                           ------     ------     ------     ------        ------     ------     ------     ------

Net income..............................   $1,038     $1,089     $1,308     $1,347        $1,090     $1,093     $1,104     $1,175
                                           ======     ======     ======     ======        ======     ======     ======     ======

Earnings per share *                       $  .24     $  .25     $  .30     $  .31        $  .26     $  .26     $  .26     $  .28


(*) Earnings per share have been restated in this table to give effect to the five-for-four stock split paid March 31, 1994.


of impairment recognized should be the amount by which the capitalized mortgage servicing rights exceed their fair value. SFAS 65 as amended by SFAS 122 also requires additional disclosures pertaining to mortgage servicing rights. Among them are disclosures of the fair value of capitalized mortgage servicing rights and the methods used to estimate that fair value - the risk characteristics of the underlying loans used to stratify capitalized mortgage servicing rights for purposes of measuring impairment and for each period for which results of operations are presented, the activity in the valuation allowances for capitalized mortgage servicing rights, aggregate additions charged and reductions credited to operations and aggregated direct write-downs charged against the allowance. SFAS 122 is effective for financial years beginning after December 15, 1995. While Bancshares originates mortgages for sale in the secondary market to Freddie Mac, the mortgage servicing rights resulting from this activity is relatively small. Consequently, the effect on Bancshares' financial position and operating results from the adoption of SFAS 122 is anticipated to be minimal.

In October 1995, FASB issued Statement No. 123, "Accounting for Stock-Based Compensation". SFAS 123 establishes a fair value based method of accounting for stock options and other equity instruments used in employee compensation plans. Employee compensation plans covered by SFAS 123 include all arrangements by which employees receive shares of stock or other equity instruments if the employer incurs liabilities to employees in amounts based on the price of the employer's stock. This includes stock options, restricted stock, stock appreciation rights and stock purchase plans. Under SFAS 123, equity instruments are recognized at the fair value of the consideration received for them. The fair value method of accounting for stock options and other instruments applies this general principle, measuring compensation cost for employers as the excess of the fair value of the equity instrument over the amount paid by the employee. SFAS 123 also requires significantly expanded disclosures, including disclosure of the pro forma amount of net income and earnings per share as if the fair value based method were used to account for stock-based compensation, if the intrinsic value method of APB-25 is retained. The disclosure requirements of SFAS 123 are applicable for financial statements for fiscal years beginning after December 15, 1995. The anticipated effect of SFAS 123 on Bancshares' financial position and operating results is expected to be minimal.

In November 1995, the Federal Reserve Board issued a Supplement to Supervisory Release ("SR") 95-51, "Rating the Adequacy of Risk Management Processes and Internal Controls at State Member Bank and Bank Holding Companies". SR 95-51 instructs Federal Reserve System examiners to assign a formal supervisory rating to the adequacy of an institution's risk management processes, including its internal controls. The specific rating of risk management and internal controls will be given significant weight when examiners evaluate management under the bank (CAMEL) and bank holding company (BOPEC) rating systems. The formal rating of risk management is intended to highlight and incorporate both the quantitative and qualitative aspects of an examiner's review of an institution's overall process of identifying, measuring, monitoring and controlling risk and to facilitate appropriate follow-up action. SR 95-51 places emphasis on an active role by senior management and the board of directors, adequate policies and limits, accurate and independent measurement procedures and assessments of risk and strong internal controls. Risk management ratings will be assigned for examinations and inspections commencing on or after January 2, 1996. Adoption of this examination policy by the regulatory agencies will not affect the financial position and operating results of Bancshares.

CONSOLIDATED BALANCE SHEETS

                                                                                                      December 31
(In Thousands)                                                                                1995                 1994
-----------------------------------------------------------------------------------------------------------------------


ASSETS
   Cash and Due from Banks, (Note 2)................................................      $ 17,581             $ 17,326
                                                                                          --------             --------
   Federal Funds Sold...............................................................        10,025               12,275
   Investment Securities (Note 3):                                                        --------             --------
     Held to Maturity, Market value $84,679 and $84,836.............................        82,922               87,042
                                                                                          --------             --------
     Available for Sale, Market value $26,046 and $22,870...........................        26,046               22,870
   Loan (Note 10):                                                                        --------             --------
     Commercial.....................................................................        74,980               60,910
     Installment....................................................................        48,972               48,127
     Mortgage.......................................................................       102,715               96,215
                                                                                          - ------             --------
       Total Loans..................................................................       226,667              205,252
     Less, Reserve for Loan Losses (Note 4).........................................        (2,730)              (2,611)
                                                                                          --------             ---------
       Net Loans....................................................................       223,937              202,611
   Premises and Equipment (Note 5)..................................................         8,733                9,007
                                                                                         ---------             --------
   Other Assets.....................................................................         5,782                5,961
                                                                                          --------             --------
       Total Assets.................................................................      $375,026             $357,092
                                                                                          ========             ========
LIABILITIES
   Deposits:
       Demand.......................................................................      $ 42,660             $ 40,230
       Savings, N.O.W. and Money Market Accounts....................................       159,894              160,503
       Certificates of Deposit of less than $100,000................................        97,757               90,615
       Certificates of Deposit of $100,000 or more..................................        22,978               18,558
                                                                                          --------             --------
          Total Deposits............................................................       323,289              309,906
       Securities Sold Under Agreements to Repurchase...............................         1,494                  707
       Other Liabilities............................................................         2,133                2,004
                                                                                          --------             --------
          Total Liabilities.........................................................       326,916              312,617
                                                                                          --------             --------
SHAREHOLDERS' EQUITY
   Capital Stock: Common, authorized 10,000,000 shares, Par Value $5,
     issued 4,299,074 shares in 1995 and 4,267,698 shares in 1994...................        21,495               21,338
   Paid-In Capital..................................................................        11,255               11,123
   Retained Earnings................................................................        15,048               12,327
   Unrealized Gain (Loss) on Securities Available for Sale, Net of Taxes............           312                 (313)
                                                                                          --------             --------
          Total Shareholders' Equity................................................        48,110               44,475
                                                                                          --------             --------
          Total Liabilities and Shareholders' Equity................................      $375,026             $357,092
                                                                                          ========             ========


Commitments and Contingencies (Note 9)
Notes to consolidated financial statements are an integral part hereof.

CONSOLIDATED STATEMENTS OF INCOME

                                                                 Years Ended December 31
(In Thousands, except per share amounts)                        1995         1994         1993
-----------------------------------------------------------------------------------------------

INTEREST INCOME
   Interest and Fees on Loans...........................     $20,290      $17,245      $16,080
   Interest on Investment Securities:
       Taxable..........................................       4,767        4,263        4,330
       Tax Exempt.......................................       1,928        1,942        1,895
    Federal Funds Sold..................................       1,066          943          611
                                                             -------      -------      -------
       Total Interest Income............................      28,051       24,393       22,916
                                                             -------      -------      -------

INTEREST EXPENSE
    Deposits............................................      11,402        8,622        7,987
    Securities Sold Under Agreements to Repurchase .....          46           73           61
                                                             -------      -------      -------
        Total Interest Expense..........................      11,448        8,695        8,048
                                                             -------      --------    --------

NET INTEREST INCOME......................................     16,603       15,698       14,868
PROVISION FOR LOAN LOSSES (NOTE 4).......................        252          219          941
                                                             -------      -------      -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES......     16,351       15,479       13,927
                                                             -------      -------      -------

NONINTEREST INCOME
    Service Charges on Deposit Accounts...................     1,816        1,812        1,789
    Gains (Losses) on Sales of Mortgages.................          8         (368)         373
    Gains on Sales of Investment Securities..............                      49
    Other Operating Income (Note 11).....................      1,420        1,110        1,052
                                                             -------      -------      -------
       Total Noninterest Income..........................      3,244        2,603        3,214
                                                             -------      -------      -------
NONINTEREST EXPENSE
    Personnel Expense....................................      7,469        6,946        6,561
    Occupancy Expense....................................        784          762          774
    Equipment Depreciation and Maintenance...............        660          612          522
    Other Operating Expense (Note 11)....................      4,199        3,878        3,579
                                                             -------      -------      -------
       Total Noninterest Expense.........................     13,112       12,198       11,436
                                                             -------      -------      -------
INCOME BEFORE INCOME TAXES...............................      6,483        5,884        5,705
Income Taxes (Note 7)....................................      1,701        1,422        1,349
                                                             -------      -------      -------
NET INCOME...............................................    $ 4,782      $ 4,462      $ 4,356
                                                             =======      =======      =======

Earnings Per Share:
    Based on 4,289,536 for 1995, 4,262,584 for 1994 and
      4,240,312 for 1993 average shares outstanding
      adjusted for five-for-four stock split paid
      March 31, 1994.....................................     $ 1.11     $  1.05      $  1.03


Notes to consolidated financial statements are an integral part hereof.

CONSOLIDATED STATEMENTS OF
CHANGES IN SHAREHOLDERS' EQUITY


                                                                                             Net Unrealized Gain              Total
                                              Common Stock          Paid In     Retained    (Loss) on Securities       Shareholders
(In Thousands except for shares)          Shares        Amount      Capital     Earnings      Available for Sale             Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992...........  3,383,597     $16,918      $10,958      $11,413                               $39,289

Net income.............................                                            4,356                                 4,356

Cash dividends declared on
  common stock.........................                                           (1,766)                               (1,766)

Common stock issued for stock
  options exercised....................     14,929          75           82                                                157
                                         ---------     -------      -------      -------        -------                -------
Balance at December 31, 1993...........  3,398,526      16,993       11,040       14,003                                42,036

Net income.............................                                            4,462                                 4,462

Cash dividends declared on
  common stock.........................                                           (1,876)                               (1,876)

Common stock issued in five-for-
  four stock split, including cash
  for fractional shares................    850,053       4,250                    (4,262)                                  (12)

Common stock issued for stock
  options exercised....................     19,119          95           83                                                178

Unrealized gain on securities
  available for sale, impact of
  accounting change at January 1,
  1994, net of deferred income
  taxes................................                                                         $    95                     95

Unrealized loss on securities
  available for sale, net of
  deferred income taxes................                                                            (408)                  (408)
                                         ---------     -------      -------      -------        -------                -------
Balance at December 31, 1994...........  4,267,698      21,338       11,123       12,327           (313)                44,475

Net income.............................                                            4,782                                 4,782

Cash dividends declared on
  common stock.........................                                           (2,061)                               (2,061)

Common stock issued for stock
  options exercised ...................     31,376         157          132                                                289

Unrealized gain on securities
  available for sale, net of
  deferred income taxes................                                                             625                    625
                                         ---------     -------      -------      -------        -------                -------
Balance at December 31, 1995...........  4,299,074     $21,495      $11,255      $15,048        $   312                $48,110
                                         =========     =======      =======      =======        =======                =======

Notes to consolidated financial statements are an integral part hereof.

CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                             Years Ended December 31
(In Thousands)                                                     1995                   1994              1993
----------------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES

  Net Income..........................................         $  4,782               $  4,462         $  4,356
  Adjustments to reconcile net income to net cash:
    Depreciation and amortization.....................              706                    685              560
    Securities premium amorization and discount
      accretion, net..................................             (252)                  (258)              48
    (Increase)decrease in loans held for sale.........             (914)                  (690)           2,234
    Deferred Income Tax...............................              453                     (1)              70
    Income taxes payable..............................             (361)                   171               59
    (Increase) decrease in interest earned but
      not received....................................             (297)                  (219)             256
    (Increase) decrease in interest accrued but
      not paid........................................              212                     (9)             (30)
     Provision for loan losses........................              252                    219              941
     Gain on sale of investment securities............                                     (49)
     Gain on sale of premises and equipment...........               (2)                    (6)              (2)
                                                               --------               --------         --------
       Net cash provided by operating activities......            4,579                  4,305            8,492
                                                               --------               --------         --------
CASH FLOW FROM INVESTING ACTIVITIES

  Purchases of securities held to maturity............          (17,324)               (26,944)         (22,123)
  Proceeds from maturities of securities held
    to maturity.......................................           21,456                 20,122           25,912
  Proceeds from sales of securities held to maturity..                                   4,026
  Purchases of securities available for sale..........          (11,988)               (23,216)
  Proceeds from maturities of securities available
    for sale..........................................           10,000                  2,500
  Proceeds from sales of securities available for
    sale..............................................                                   4,047
  Net increase in loans made to customers.............          (20,666)                (8,742)         (15,399)
  Purchases of premises and equipment.................             (505)                  (249)          (1,195)
  Proceeds from sale of premises and equipment........               75                     36               24
  Net (increase) decrease in federal funds sold.......            2,250                 12,725          (10,525)
  Increase in other assets............................              (27)                  (974)            (279)
                                                               --------               --------         --------
     Net cash used by investing activities............          (16,729)               (16,669          (23,585)
                                                               --------               --------         --------

CASH FLOWS FROM FINANCING ACTIVITIES

  Net increase in demand deposits, N.O.W.,
    money market and savings accounts.................            1,821                 11,724           16,630
  Net increase (decrease) in time deposits............           11,562                  1,279           (1,017)
  Net increase (decrease) in  securities sold under
    agreements to repurchase..........................              787                 (1,372)           1,106
  Dividends and fractional shares paid................           (2,061)                (1,888)          (1,766)
  Net increase (decrease) in other liabilities........                7                   (142)              (5)
  Common stock issued.................................              289                    178              157
                                                               --------               --------         --------
    Net cash provided by financing activities.........           12,405                  9,779           15,105
                                                               --------               --------         --------
Increase (decrease) in cash and cash equivalents......              255                 (2,585)              12
Cash and cash equivalents at beginning of years.......           17,326                 19,911           19,899
                                                               --------               --------         --------
Cash and cash equivalents at end of years.............         $ 17,581               $ 17,326         $ 19,911
                                                               ========               ========         ========
SUPPLEMENTAL DISCLOSURES OF
   CASH FLOW INFORMATION

 Cash paid during the years for:
    Interest..........................................         $ 11,236               $  8,669         $  8,162
    Income taxes......................................            1,618                  1,265            1,386

SUPPLEMENTAL DISCLOSURES OF
   NONCASH TRANSACTIONS

Transfers of loans to other real estate owned.........         $    354               $  1,072         $     73
Unrealized gain (loss) on securities available
  for sale:
  Change in securities available for sale.............         $    947               $   (474)
  Change in deferred income taxes.....................              322                   (161)
  Change in shareholder's equity......................              625                   (313)


Notes to consolidated financial statements are an integral part hereof.

N O T E S   TO  C O N S O L I  A T E D
F I N A N C I A L   S T A T E M E N T S

As of or for the years ended December 31, 1995, 1994, and 1993


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
  The accounting and financial reporting policies of LSB Bancshares, Inc. ("Bancshares") and its subsidiaries conform to generally accepted accounting principles and prevailing industry practices. The following is a description of significant accounting policies.

NATURE OF OPERATIONS
  Bancshares is a bank holding company organized under the laws of the State of North Carolina and registered under the Bank Holding Company Act of 1956, as amended. Bancshares conducts its domestic financial service business through Lexington State Bank and two non-bank subsidiaries, Peoples Finance Company of Lexington, Inc. and LSB Financial Services, Inc. Bancshares serves customers primarily in Davidson County, North Carolina.

CONSOLIDATION
  The consolidated financial statements include the accounts of Bancshares and its wholly-owned subsidiaries, after eliminating intercompany balances and transactions. Securities and other property held in a fiduciary or agency capacity are not included in the consolidated balance sheets since these are not assets or liabilities of Bancshares.

USE OF ESTIMATES
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS
  Bancshares considers cash and due from banks as cash and cash equivalents for purposes of the consolidated statements of cash flows. Due from bank balances are maintained in other financial institutions.

INVESTMENT SECURITIES
  Effective January 1, 1994, Bancshares adopted Statement of Financial Accounting Standards Number 115 "Accounting for Certain Investments in Debt and Equity Securities". Securities that may be sold in response to or in anticipation of changes in interest rates or other factors are classified as available for sale and carried at market value. The unrealized gains and losses on these securities are reported net of applicable taxes in a separate component of shareholders' equity. Securities that Bancshares has the positive intent and ability to hold to maturity are carried at amortized cost. Bancshares does not have any securities held for trading.

  Interest income on securities, including amortization of premiums and accretion of discounts, is recognized using the interest method. Gains and losses on the sale of securities are recognized on a specific identification basis.

LOANS
  Loans are generally carried at the principal amount outstanding, net of deferred loan fees. Mortgage loans held for sale are carried at the lower of cost or market value. Interest income is recognized using the interest method. Net deferred loan fees are amortized into income over the term of the loan. The accrual of interest on loans is generally discontinued on all loans that become 90 days past due as to principal and interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security and the loan is considered to be in the process of collection.

RESERVE FOR LOAN LOSSES
  The reserve for loan losses is that amount which is considered adequate to provide for potential losses in the portfolio. Management's evaluation of the adequacy of the reserve is based on several factors, including an analysis of the loss experience in relation to outstanding amounts, a review of impaired loans, regular examinations and appraisals of the portfolio and current conditions.

FORECLOSED REAL ESTATE
  Foreclosed real estate only includes formally foreclosed property. At the time of foreclosure, foreclosed real estate is recorded at the lower of the Bank's cost or the asset's fair value less costs to sell, which becomes the property's new basis. Any write downs based on the asset's fair value at date of acquisition are charged to the reserve for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs incurred in maintaining foreclosed real estate and subsequent write downs to reflect declines in the fair value of the property are charged to operations.

PREMISES AND EQUIPMENT
  Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed by use of the straight-line method, using the following estimated lives: buildings, 20 to 40 years; equipment, 5 to 10 years; vaults, 10 to 40 years.

  Leasehold improvements are being amortized by use of the straight-line method over the lesser of the estimated useful lives of the improvements or the terms of the respective leases.

INCOME TAXES
  The provision for income taxes is based on income and expense and assets and liabilities for financial statement purposes. Deferred income taxes are computed under the provisions of Statement of Financial Accounting Standards Number 109, "Accounting for Income Taxes.

NOTE 2 - CASH AND DUE FROM BANKS
  The Bank is required to maintain a certain weekly average clearing account balance with the Federal Reserve Bank of Richmond. The required weekly average clearing account balance at December 31, 1995 and 1994 was $11,200,000 and $12,600,000, respectively. The amounts are negotiated by the Bank with the Federal Reserve Bank of Richmond.

NOTE 3 - INVESTMENT SECURITIES
  The valuations of investment securities as of December 31, 1995 and 1994, were as follows (In Thousands):


                                    1995 - SECURITIES HELD TO MATURITY

                             Amoritized     Unrealized     Unrealized     Market
                                   Cost          Gains         Losses      Value
                             ----------     ----------     ----------     ------
     U.S. Treasury
       and other U.S.
       government agency
       obligations .........   $51,039        $  130         $   19        $51,150

     State, county and
       municipal
       securities ..........    31,883         1,646              0         33,529
                               -------        ------         ------        -------

     Total ...............     $82,922        $1,776         $   19        $84,679
                               =======        ======         ======        =======

                                       1995 - SECURITIES AVAILABLE FOR SALE

                                    Amoritized     Unrealized     Unrealized    Market
                                          Cost          Gains         Losses     Value
                                   -----------     ----------      ---------   -------
     U.S. Treasury
       and other U.S.
       government agency
       obligations .........           $24,502       $    473        $     0     $24,975

     State, county
       and municipal
       securities ..........                 0              0              0           0

     Federal Home Loan
       Bank Stock ..........             1,071              0              0       1,071

                                       -------       --------        -------     -------

     Total ...............             $25,573       $    473        $     0     $26,046
                                      ========       ========        =======     =======


                                        1994 - SECURITIES HELD TO MATURITY

                                  Amoritized     Unrealized     Unrealized       Market
                                        Cost          Gains         Losses        Value
                                  ----------     ----------      ---------      -------
     U.S. Treasury
       and other U.S.
       government agency
       obligations .........       $56,990        $   49          $ 2,315        $54,724

     State, county and
       municipal
       securities ..........        30,052           712              652         30,112
                                   -------        ------          -------        -------
     Total ...............         $87,042        $  761          $ 2,967        $84,836
                                   =======        ======          =======        =======


                                         1994 - SECURITIES AVAILABLE FOR SALE

                                  Amoritized     Unrealized     Unrealized     Market
                                      Cost          Gains         Losses        Value
                                  ----------     ----------      ---------    -------

     U.S. Treasury
       and other U.S.
       government agency
       obligations .........       $23,345      $      0         $  475      $22,870

     State, county and
       municipal
       securities ..........             0             0              0            0
                                   -------      --------         ------      -------

     Total ...............         $23,345             0            475      $22,870
                                   =======      ========         ======      =======


The following is a maturity schedule of investment securities at December 31, 1995 by contractual maturity (In Thousands):

                                    SECURITIES HELD            SECURITIES AVAILABLE
                                      TO MATURITY                    FOR SALE

                                 Amortized      Market        Amortized       Market
                                      Cost       Value             Cost        Value
                                 ---------      ------        ---------       ------
Debt securities:
Due in one
     year or less ........       $12,750        $12,847       $ 5,000         $ 5,031

Due after one
     year through
     five years ..........        49,604         50,059        19,502          19,944

Due after five
     years through
     ten years ...........         9,922         10,738          -               -

Due after ten
     years ...............        10,646         11,035           -              -
                                 -------        -------
     Total debt
     securities ..........        82,922         84,679        24,502          24,975

Equity securities:                                              1,071(1)        1,071(1)
                                  ------        -------       -------         -------

   Total securities ......       $82,922        $84,679       $25,573         $26,046
                                 =======        =======       =======         =======

(1) At December 31, 1995, Lexington State Bank owned stock in the Federal Home Loan Bank of Atlanta with book and market values of $1,071,000, which is included in equity securities and classified as available for sale. Member institutions are required to maintain a minimum investment in the common stock of the Federal Home Loan Bank of Atlanta based on the asset size of the member institution and the amount of qualifying one-to-four family residential loans.

A recap of the sales and maturities of held to maturity securities follows (In Thousands):

                                           Years Ended December 31
                                      1995        1994        1993
                                    -------     --------    --------
  Proceeds from sales and
   maturities ..............       $21,456       $24,148     $25,912

  Gross realized gains .....             0            24           0

  Gross realized losses ....             0             0           0



Two securities classified as held to maturity were sold during 1994. These securities, with sales proceeds of $4,026,000 and amortized cost of $4,002,000, resulted in a realized gain of $24,000.

The specific identification method was the basis on which cost was determined. The sales helped to fund some of the Bank's growth in its commercial and installment loan portfolios.

The two securities were within three months of maturity and changes in market interest rates would not have a material effect on the security's market value. A recap of the sales and maturities of available for sale securities follows (In Thousands):

                                           Years Ended December 31
                                     1995         1994         1993
                                   --------    ----------    --------
  Proceeds from sales and
    maturities ............        $10,000      $  6,547     $    0

  Gross realized gains ....              0            25          0

  Gross realized losses ...              0             0          0


Three securities classified as available for sale were sold during 1994. These securities, with sales proceeds of

$4,047,000 and amortized cost of $4,022,000, resulted in a realized gain of $25,000. The specific identification method was the basis on which cost was determined.

Investment securities with amortized cost of $49,582,562 and $50,005,014 as of December 31, 1995 and 1994, respectively, were pledged to secure public deposits and for other purposes.

Note 4 - RESERVES FOR LOAN LOSSES
  An analysis of the changes in the reserve for loan losses follows (In Thousands):


                                                 Years Ended December 31
                                                1995       1994        1993
                                             -------      -------     ------
  Balances at beginning of years ..          $2,641        $2,775      42,704
  Provision for loan losses .......             252           219         941
  Recoveries of amounts
    previously charged off ........             100            77         149
  Loan losses .....................            (263)         (430)     (1,019)
                                             ------        ------      ------
  Balancse at end of years ........          $2,730        $2,641      $2,775
                                             ======        ======      ======


Effective January 1, 1995, Bancshares adopted Statement of Financial Accounting Standards Number 114 "Accounting by Creditors for Impairment of a Loan" and amended by Statement of Financial Accounting Standards Number 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". These standards require creditors to establish a valuation allowance when it is probable that all principal and interest due under the contractual terms of a loan will not be collected. Impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the observable market value of a loan or the fair value of collateral if the loan is collateral dependent. The creditor continues to use existing methods for recognizing interest income on impaired loans.

Bancshares' policy for impaired loan accounting subjects all loans to impairment recognition except for large groups of smaller balance homogeneous loans such as credit card, residential mortgage and consumer loans. Bancshares generally considers most loans 90 days or more past due and all nonaccrual loans to be impaired. The adoption of these standards did not have a material effect on Bancshares' financial position or results of operations and required no increase to the reserve for loan losses.

At December 31, 1995, Bancshares had loans amounting to approximately $3,809,985 that were specifically classified as impaired. The average balance of these loans amounted to approximately $3,514,912 for the year ended December 31, 1995. The reserve for loan losses related to impaired loans amounted to approximately $488,649 at December 31, 1995.

Bancshares has no commitments to loan additional funds to the borrowers of impaired loans.

Note 5 - PREMISES AND EQUIPMENT
  Following is a summary of premises and equipment (In Thousands):


                                                         December 31
                                                     1995           1994
                                                   -------         -------
  Land ..................................          $ 1,435         $ 1,357
  Buildings .............................            7,198           7,272
  Equipment .............................            4,855           4,614
  Other .................................               13              13
  Leasehold improvements ................              389             414
                                                   -------         -------
     Total cost .........................           13,890          13,670
  Less, accumulated depreciation
     and amortization ...................            5,157           4,663
                                                    ------         -------
     Total ..............................          $ 8,733         $ 9,007
                                                   =======         =======



Note 6 - PENSION AND EMPLOYEE BENEFIT PLANS
  The Bank and its subsidiaries have a noncontributory defined benefit pension plan which covers substantially all employees. The benefits are based on years of service and the average highest five consecutive years of compensation paid during the ten years preceding normal retirement. Contributions are made on an annual basis, with the total amount of such contributions being between the minimum required for funding standard account purposes and the maximum deductible for federal income tax purposes.

Net pension cost consisted of the following components (In Thousands):

                                                      Years Ended December 31
                                                   1995      1994        1993
                                                  -----     ------       -----
Service cost for benefits
   earned during the periods............          $ 150      $ 127       $ 127
Interest cost on projected
   benefit obligation...................            126        184         170
Return on plan assets...................           (199)      (179)       (140)
Amortization of
  unrecognized net assets...............             (8)        (8)         (8)
Amortization of prior
  service cost..........................            (37)       (37)        (16)
Amortization of
  unrecognized loss                                  24          3           0
                                                   ----      ------      -----
Net pension cost........................          $ 156      $  90       $ 133
                                                  =====      =====       =====


The following table sets forth the funded status and amounts recognized for the defined benefit pension plan in the Consolidated Balance Sheets (In Thousands):

                                                                  December 31
                                                             1995            1994
                                                            ------          -------
Actuarial present value of accumulated
   benefit obligation, including vested
   benefits of $2,124 in 1995 and $2,031
   in 1994....................................             $ 2,194          $2,103
                                                           =======          ======
Actuarial present value of projected
   benefit obligation for services
   rendered to date...........................             $(3,162)        $(2,755)
Plan assets at fair market value, primarily
   U.S. government securities, listed
   securities and deposits in banks...........               3,241           2,499
                                                           -------          ------
Projected benefit obligation in excess of
   plan assets................................                  79            (256)
Unrecognized net assets.........................               (46)            (53)
Unrecognized prior service cost.................              (283)           (320)
Unrecognized net loss...........................               391             521
                                                           -------          ------
Prepaid (accrued) pension cost..................           $   141          $ (108)
                                                           =======          ======

                                      28

  To determine the actuarial present value of the projected benefit obligation, a discount rate of 8% was used for 1995, 7.5% for 1994 and 8% for 1993. A rate of increase in future compensation levels of 5.5% was used for 1995, 1994 and 1993. The expected long-range rate of return on plan assets was 7.5% for each of the three years.

  The Bank and its subsidiaries have an Employees' Savings Plus Plan covering substantially all employees with one year's service. Participating employees may contribute a percentage of their compensation to the Plan, with the Bank and its subsidiaries matching a portion of the employee contribution. Total expense under this Plan was $108,039, $84,497 and $49,960 for 1995, 1994 and 1993, respectively.

  During 1994, the Bank and its subsidiaries implemented a plan to provide some health care benefits for employees for the period between early retirement and normal retirement. Only those employees who retire after age 55 and have completed 10 years of service will be eligible for these benefits. The benefits are provided through a self-insured plan administered by an insurance company whose premiums are based on claims paid during the year. Statement of Financial Accounting Standards Number 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" requires the accrual of nonpension benefits as employees render service. The liability for postretirement benefits is unfunded.

  Net postretirement benefit cost consisted of the following components (In Thousands):

                                                                YEARS ENDED DECEMBER 31
                                                                1995              1994
                                                                ----              ----
Service cost.............................                       $  17             $  14
Interest cost............................                          35                29
Amortization of transition
  obligation over 20 years...............                          19                19
                                                                -----             -----
Net postretirement benefit cost..........                       $  71             $  62
                                                                =====             =====


The following table sets forth the status of the plan and amounts recognized for postretirement benefits in the Consolidated Balance Sheets (In Thousands):

                                                                      DECEMBER 31
                                                                1995              1994
Accumulated postretirement benefit obligation:                  -----             -----
 Retirees............................................           $(202)            $(157)
 Currently eligible active plan participants.........             (66)              (58)
 Other active plan participants......................            (196)             (183)
                                                                -----             -----
 Total...............................................            (464)             (398)
 Unrecognized net (gain) loss........................              41
 Unrecognized net transition obligation..............             341               360
                                                                -----             -----
 Accrued postretirement benefits cost................           $ (82)            $ (38)
                                                                =====             =====

The annual assumed rate of increase in health care costs for the plan is 12.0% and 12.5% for 1995 and 1994, respectively, and is assumed to decrease gradually to 6% in 2007 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point would increase the accumulated postretirement benefit obligation for the plan by $41,672 and $38,000 as of December 31, 1995 and 1994, respectively, and the aggregate of the service and interest cost of the net periodic postretirement benefit cost by $6,750 and $6,000, respectively. The discount rate used in determining the accumulated postretirement benefit obligation was 8.0% for 1995 and 7.5% for 1994.

NOTE 7 - INCOME TAXES
The components of income tax expense (benefits) are as follows (In Thousands):



                                                              YEARS ENDED DECEMBER 31
                                                              1995         1994      1993
                                                              ----         ----      ----
Current......................................               $1,570       $1,262    $1,279
Deferred:
     Reserve for loan losses.................                  (26)          45       (14)
     Depreciation............................                   (3)          33        60
     Pension.................................                   84           86        55
     Deferred compensation...................                    6          (35)      (12)
     Fee and servicing income................                   63           25        21
     Self insurance..........................                    1           11       (47)
     Other...................................                    6           (5)        7
                                                            ------       ------    ------
     Total...................................               $1,701       $1,422    $1,349
                                                            ======       ======    ======

A reconciliation of the federal statutory tax rates to the effective federal tax rate follows:

                                                                YEARS ENDED DECEMBER 31
                                                             1995         1994      1993
                                                            ------       ------    ------
Federal statutory tax rates..................                34.0%        34.0%     34.0%
Tax-exempt interest income...................               (10.4)       (11.4)    (11.5)
Disallowed interest expense..................                 1.0           .9        .9
Other........................................                 1.6           .7        .3
                                                            -----         ----      ----
Effective federal tax rates..................                26.2%        24.2%     23.7%
                                                            =====         ====      ====

The components of the net deferred tax asset follows (In Thousands):

                                                                      DECEMBER 31
                                                                1995              1994
                                                                ----              ----
Investment securities............................               $(225)            $ 105
Reserve for loan losses..........................                 653               627
Depreciation.....................................                (344)             (348)
Pension..........................................                 (48)               37
Deferred compensation............................                 150               155
Other............................................                 112               175
                                                                -----             -----
                                                                  298               751
Valuation allowance..............................                   0                 0
                                                                -----             -----
Total............................................               $ 298             $ 751
                                                                =====             =====

NOTE 8 - LEASES
  The Bank is obligated under several lease agreements which expire in 1995 through 2004. The leased property is for land and building use. Rental payments under these leases amounted to $75,570, $71,287 and $69,421 for the years ended December 31, 1995, 1994 and 1993, respectively.

  A summary of noncancelable lease commitments for the Bank follows (In Thousands):



     YEAR ENDED DECEMBER 31                     LEASE COMMITMENTS
             1996......................               $ 74
             1997......................                 44
             1998......................                 38
             1999......................                 40
             2000 and later............                107
                                                      ----
                                                      $303
                                                      ====



NOTE 9 - COMMITMENTS AND CONTINGENT LIABILITIES

  In the normal course of business, the Bank is a party to financial instruments with off balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit, both of which involve elements of credit and interest rate risk not reflected in the Consolidated Balance Sheets. The Bank uses the same credit policies in making commitments and issuing standby letters of credit as it does for on balance sheet instruments. The Bank's exposure to credit loss in the event of nonperformance by the party to whom commitments and standby letters of credit have been extended is represented by the contractual amount of the financial instrument.

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon or fully utilized, the total commitment amounts do not necessarily represent future cash requirements. Collateral, if deemed necessary, is determined on a case-by-case basis and is based on management's credit evaluation. Unfunded commitments to extend credit were $56,004,395 at December 31, 1995.

  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved is essentially the same as that involved in extending loan commitments to customers. Standby letters of credit were $1,482,410 at December 31, 1995.

  Lexington State Bank has an unused $12,022,403 line of credit from the Federal Home Loan Bank of Atlanta at December 31, 1995. Any borrowings under this line of credit would be secured by the Bank's stock in the Federal Home Loan Bank of Atlanta as well as one-to-four family mortgage loans.

  The Bank and Peoples together grant commercial, installment and mortgage loans to customers throughout their service area. The Bank and Peoples have a diversified loan portfolio with no specific concentration of credit risk. The Bank does have a concentration of credit risk by maintaining cash balances with other banks which are $10,293,884 in excess of Federal Deposit Insurance limits and has federal funds sold of $10,025,000.

  Neither Bancshares nor any of its subsidiaries is involved in any legal proceedings that would have a material adverse effect on their financial condition or results of operations.

  NOTE 10 - RELATED PARTY TRANSACTIONS

  The Bank had loans outstanding to executive officers and Directors and their affiliated companies of approximately $5,227,883 and $9,608,067 at December 31, 1995 and 1994, respectively. Such loans were made substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and do not involve more than the normal risk of collectibility.

  An analysis of the activity with respect to such aggregate loans to related parties is as follows (In Thousands):

    Balance at January 1, 1995..................         $ 9,608
    New loans during the year...................           1,630
    Repayments during the year..................          (6,010)
                                                         -------
    Balance at December 31, 1995................         $ 5,228
                                                         =======


NOTE 11 - SUPPLEMENTARY INCOME STATEMENT
          INFORMATION
  The following is an analysis of material items in other operating income and other operating expenses as shown on the Consolidated Statements of Income (In Thousands):

                                             YEARS ENDED DECEMBER 31
                                         1995        1994        1993
                                         ---         ----        ----
Other operating income:
     Insurance commissions..........     $221        $256        $246
     Trust income...................      315         314         313
     Credit cards...................      287         219         165
Other operating expenses:
     Automated services.............      761         765         739
     Stationery, printing and
     supplies.......................      533         492         403
     FDIC assessment................      357         663         631



NOTE 12 - LSB BANCSHARES, INC. (PARENT COMPANY)
  The parent company's principal asset is its investment in its subsidiary, the Bank. The significant source of income of the parent company is dividends received from its subsidiary, the Bank.

  Certain regulatory requirements restrict the lending of funds by and between the parent company and the Bank and the amount of dividends which can be paid to the parent company. On December 31, 1995, the Bank had available retained earnings of $34,441,989 for the payment of dividends without obtaining prior regulatory approval.

  The parent company's condensed balance sheets as of December 31, 1995 and 1994, and the related condensed statements of income and cash flows for the years ended December 31, 1995, 1994 and 1993, are as follows (In Thousands):

CONDENSED BALANCE SHEETS

                                                     DECEMBER 31
                                                  1995         1994
                                                -------       -------
Assets:
     Cash...................................    $    54       $   152
     Investment in wholly-owned
     subsidiary.............................     47,518        44,458
                                                    637           506
     Other assets...........................    -------       -------
     Total assets...........................    $48,209       $45,116
                                                =======       =======


Liabilities and shareholders' equity:
     Due to wholly-owned subsidiary.........    $    76       $     0
     Other liabilities......................        335           405
     Shareholders' equity...................     47,798        44,788
                                                -------       -------
     Total liabilities and
     shareholders' equity...................    $48,209       $45,116
                                                =======       =======

CONDENSED STATEMENTS OF INCOME

                                                YEARS ENDED DECEMBER 31

                                             1995         1994        1993
                                             ----         ----        ----
Dividends from subsidiary.................   $2,060       $1,906      $2,059
                                             ------       ------      ------
Professional fees.........................      174          110         108
Other operating expense...................      164          147         121
                                             ------       ------      ------
                                                338          257         229
                                             ------       ------      ------

Income before equity in
     earnings of subsidiary...............    1,722        1,649       1,830

Equity in earnings
     of subsidiary........................    3,060        2,813       2,526
                                             ------       ------      ------
Net income................................   $4,782       $4,462      $4,356
                                             ======       ======      ======

CONDENSED STATEMENTS OF CASH FLOWS



                                                YEARS ENDED DECEMBER 31
                                             1995         1994        1993
                                             ----         ----        ----

CASH FLOW FROM OPERATING
     ACTIVITIES:
Net income................................   $ 4,872      $ 4,462     $ 4,356
Adjustments to reconcile net
     income to net cash:
     Increase in investment in
     wholly-owned subsidiary..............    (3,060)      (2,812)    $(2,526)
                                             -------      -------     -------
Net cash provided by
     operating activities.................     1,722        1,650       1,830
                                             -------      -------     -------
CASH FLOW FROM INVESTING
ACTIVITIES:
(Increase) decrease in other assets.......      (131)           3         (80)
                                             -------      -------     -------
CASH FLOW FROM FINANCING
ACTIVITIES:
Sale of capital stock.....................       289          178         157
Dividends and fractional
     shares paid..........................    (2,060)      (1,888)     (1,766)
Increase (decrease) in other
     liabilities..........................        82           13         (41)
                                             -------      -------     -------
Net cash used by
     financing activities.................    (1,689)      (1,697)     (1,650)
                                             -------      -------     -------
Increase (decrease) in cash...............       (98)         (44)        100
Cash at beginning of years................       152          196          96
                                             -------      -------     -------
Cash at end of years......................   $    54      $   152     $   196
                                             =======      =======     =======


NOTE 13 - STOCK OPTIONS
  Bancshares has stock option plans for certain employees and directors and has reserved 317,807 shares of common stock to be available for options granted. Under the plans, options are granted at fair market value and are exercisable over a five to ten year period.

  The options granted, options exercisable and option prices have been adjusted for stock splits paid which have occurred during the option period.

  Activity in the option plans during 1994 and 1995 is summarized as follows:

                                             Options         Options Price
                                         Outstanding             Per Share
                                         -----------         -------------
Balance at January 1, 1994..........     162,990             $ 7.68-15.20
Granted.............................      50,650              19.50-20.00
Exercised...........................     (20,264)              8.83- 9.44
                                         -------
Balance at December 31, 1994........     193,376               7.68-20.00
Granted.............................      45,650              18.00-19.00
Exercised...........................     (31,376)              7.68-11.20
                                         -------
Balance at December 31, 1995........     207,650               8.96-20.00
                                         =======

  Of the options outstanding at December 31, 1995, options for 48,855 shares of common stock were exercisable at option prices ranging from $8.96 to $20.00 per share.

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS
  Statement of Financial Accounting Standards Number 107 "Disclosures about Fair Value of Financial Instruments" requires that Bancshares disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below for Bancshares' financial instruments:

CASH AND SHORT-TERM INVESTMENTS
  For cash and short-term investments, including federal funds sold, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES
  For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS RECEIVABLE
  The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSIT LIABILITIES
  The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at December 31, 1995. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
  The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.

  The estimated fair values of Bancshares' financial instruments are as follows (In Thousands):

                                                                       DECEMBER 31
                                                          1995                          1994
                                                 Carrying       Estimated      Carrying       Estimated
                                                   Amount      Fair Value        Amount      Fair Value
                                                 --------      ----------      --------      ----------
Financial assets:
     Cash and short-term
     investments..........................       $ 27,606      $ 27,606        $ 29,601      $ 29,601
                                                 --------      --------        --------      --------
     Investment securities................        108,968       108,257         109,912       107,706
                                                 --------      --------        --------      --------
     Loans................................        226,667       224,503         205,252       172,098
     Less reserve for loan
     losses...............................         (2,730)            -          (2,641)            -
                                                 --------      --------        --------      --------
     Net loans............................        223,937       224,503         202,611       172,098
Financial liabilities:
     Deposits.............................        323,289       323,167         309,906       303,289
     Securities sold under
     agreements to
     repurchase...........................          1,494         1,492             707           706


                                                                       DECEMBER 31
                                                          1995                          1994
                                                 Carrying       Estimated      Carrying       Estimated
                                                   Amount      Fair Value        Amount      Fair Value
                                                 --------      ----------      --------      ----------
Unrecognized financial instruments:
     Commitments to
       extend credit........................     $0            $0              $ 1            $ 1
     Standby letters of
       credit...............................      7             7               13             13

(1) The amounts shown under "Carrying Amount" represent fees arising from these unrecognized financial instruments.


NOTE 15 - SUBSEQUENT EVENTS
  On January 9, 1996, LSB Bancshares, Inc. declared a five-for-four stock split to be paid on February 15, 1996 to shareholders of record on February 1, 1996. On January 9, 1996, Lexington State Bank approved a temporary amendment to the Lexington State Bank Employees' Pension Plan which would allow eligible employees to elect a special early retirement incentive benefit. This change had no impact on the 1995 financial statements. The cost of the change, which is unknown at this time, will be recorded in the first quarter of 1996.

STATEMENT OF MANAGEMENT RESPONSIBILITY

Management is responsible for the financial statements included in the annual report. The financial statements are prepared in accordance with generally accepted accounting principles. Other information in the annual report is consistent with the financial statements.

In fulfilling its responsibility, management relies on a system of internal controls designed to safeguard Bancshares' assets from material loss or misuse. The system has been designed to ensure that transactions are properly authorized and recorded in Bancshares' financial records.

Through its Audit Committee, which is comprised of outside directors, the Board of Directors fulfills its oversight responsibility for determining that the accounting policies employed by management are reasonable and that the system of internal controls is adequately reviewed and maintained. Bancshares' independent certified public accountants meet periodically with and have full and free access to the Committee, privately or with management, to discuss financial reporting matters. The Committee reports periodically to the full Board.

LSB Bancshares, Inc.
January 31, 1996

INDEPENDENT AUDITORS REPORT

To The Board of Directors and Shareholders
LSB Bancshares, Inc.
Lexington, North Carolina

We have audited the accompanying consolidated balance sheets of LSB Bancshares, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LSB Bancshares, Inc. and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations, and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As described in Notes One and Three to the consolidated financial statements, during the year ended December 31, 1994, the Corporation changed its method of accounting for certain investment securities.

Turlington and Company, L.L.P.
Lexington, North Carolina
January 31, 1996

STOCK AND DIVIDEND INFORMATION*
LSB Bancshares, Inc.'s common stock is traded on the NASDAQ National Market under the symbol LXBK. The following table shows the high, low and closing sales prices reported on the NASDAQ National Market and cash dividends declared per share for the indicated periods.

                                         Prices             Cash
                               ----------------------  Dividends
        1995                     High     Low   Close   Declared
        ========================================================
        First Quarter........  $20.00  $18.00  $18.50        .12
        Second Quarter.......   20.00   18.00   19.50        .12
        Third Quarter........   20.50   18.25   19.50        .12
        Fourth Quarter.......   21.00   18.50   19.75        .12

        1994
        ========================================================
        First Quarter........  $16.50   15.00   21.50        .11
        Second Quarter.......   21.50   16.50   21.50        .11
        Third Quarter........   21.50   19.00   19.88        .11
        Fourth Quarter.......   20.75   17.50   18.00        .11

*Stock and dividend amounts have been adjusted for the five-for-four stock split paid March 31, 1994.